Exhibit 3.3




                             CERTIFICATE OF MERGER
                                       OF
                            IPC MERGER SUB TWO, INC.
                                      INTO
                          IPC INFORMATION SYSTEMS, INC.

    Pursuant to Sections 103 and 251 of the Delaware General Corporation Law

         IPC Information Systems, Inc., a Delaware corporation ("IPC"), which desires to merge with IPC Merger Sub Two, Inc., a Delaware corporation ("Merger Sub"), pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware (the "Merger"), hereby certifies as follows:

1. The names and states of incorporation of each of the constituent corporations of the Merger are as follows:

                           Name                        State Of Incorporation
                           ----                        ----------------------

              IPC Information Systems, Inc.                  Delaware
              IPC Merger Sub Two, Inc.                       Delaware

2. The Agreement and Plan of Merger by and among IPC, IPC Communications, Inc. and Merger Sub dated as of May 20, 1999 (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by each of IPC and Merger Sub pursuant to Section 251 of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation (the "Surviving Corporation") is IPC Information Systems, Inc., a Delaware corporation. The Certificate of Incorporation of IPC as in effect on the date of the Merger shall be the Certificate of Incorporation of the Surviving Corporation, with changes to Article 4, which shall be amended in the Merger to read in its entirety as follows:

                  4. CAPITAL STOCK. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares, all of which shares shall be common stock, par value one cent ($0.01) per share (the "Common Stock"). The Common Stock is sometimes hereinafter referred to as the "Capital Stock."

          and the insertion in the Certificate of Incorporation of a new Article 8, to read as follows:

                  8. VOTE OF STOCKHOLDERS OF IPC COMMUNICATIONS, INC. REQUIRED TO APPROVE CERTAIN ACTIONS. Any act or transaction by or involving this Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation the approval of the stockholders of this Corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of IPC


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                  Communications, Inc., a Delaware corporation, or any
                  successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation, as the case may be."

4. The Merger shall be effective at 12:01 a.m. on the date of filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

5. The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, the address of which is Wall Street Plaza, 88 Pine Street, New York, New York 10005.

6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of IPC or of Merger Sub.


Dated:   May 20, 1999.


                                       IPC INFORMATION SYSTEMS, INC.



                                       By:
                                          --------------------------------------
                                          Name:  Gerald E. Starr
                                          Title: President, Chief Executive
                                                 Officer and Assistant Secretary